Exhibit 99.1

Madrigal Pharmaceuticals Reports Fourth-Quarter and Full-Year 2024 Financial Results and Announces New Two-Year Data Demonstrating Potential Benefit of Rezdiffra™ (resmetirom) in Patients with Compensated MASH Cirrhosis

•	Fourth-quarter and full-year 2024 Rezdiffra net sales of $103.3 million and $180.1 million, respectively

•	As of year-end 2024, more than 11,800 patients on Rezdiffra

•	Reports cash, cash equivalents, restricted cash and marketable securities of $931.3 million at December 31, 2024

•	Announces new two-year data for the active-treatment open-label compensated MASH cirrhosis (F4c) arm of the Phase 3 MAESTRO-NAFLD-1 trial

•	Company to host conference call today, February 26, 2025, at 8 a.m. EST

CONSHOHOCKEN, Pa., Feb. 26, 2025 – Madrigal Pharmaceuticals, Inc. (NASDAQ:MDGL), a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), today reports fourth-quarter and year-end 2024 financial results and reviews business highlights.

Bill Sibold, Chief Executive Officer of Madrigal, stated, “Looking back on 2024, I’m incredibly proud of what we accomplished. We secured FDA approval for Rezdiffra, the first medicine approved for MASH, in March; executed a first-in-disease launch with remarkable results; and are well positioned for strong performance again in 2025 and beyond.”

Sibold continued, “The U.S. launch of Rezdiffra has energized the MASH community, and we’re positioned to extend our leadership. Today, we’re sharing new two-year analyses from an active-treatment open-label extension arm of our Phase 3 MAESTRO-NAFLD-1 trial that demonstrate Rezdiffra continues to improve key markers of MASH fibrosis out to two years in patients with compensated MASH cirrhosis (F4c). These results add to the growing body of evidence supporting Rezdiffra’s potential benefit in this high-risk patient population, for which there is no approved therapy. A positive read out in our fully enrolled Phase 3 MAESTRO-NASH OUTCOMES trial could make Rezdiffra the first and only treatment for F2 to F4c MASH, and the only therapy with outcomes data this decade.”

New Two-Year Data from the Active-Treatment Open-Label Compensated MASH Cirrhosis Arm of the Rezdiffra Phase 3 MAESTRO-NAFLD-1 Trial

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MAESTRO-NAFLD-1 was a double-blind placebo-controlled, randomized Phase 3 safety trial conducted to support regulatory approval of Rezdiffra. The trial includes an active-treatment open-label extension arm in patients with compensated MASH cirrhosis. Madrigal previously reported one-year results for this active treatment arm.

•	Today, the Company is announcing, two-year results (n=101):

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The patient cohort achieved a mean 6.7 kPa reduction in liver stiffness as measured by vibration-controlled transient elastography (VCTE); this represents the largest VCTE reduction reported in an F4c MASH patient population to date. This reduction was statistically significant as compared to baseline.

•	51% of patients achieved a ≥ 25% reduction in liver stiffness as measured by VCTE. A reduction of this magnitude has been associated with reduced progression to end-stage liver disease.

•	Rezdiffra’s safety and tolerability profile was consistent with other Rezdiffra clinical trials with a low discontinuation rate due to adverse events.

•	Madrigal plans to present these data and additional findings from the active-treatment open-label cirrhosis arm of the MAESTRO-NAFLD-1 trial at a future medical meeting.

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The results further support the potential benefit of Rezdiffra in patients with compensated MASH cirrhosis and the potential success of the ongoing MAESTRO-NASH OUTCOMES trial, a double blind, placebo-controlled, event-driven trial in F4c, for which data are anticipated in 2027.

2024 Highlights

•	Landmark FDA approval of Rezdiffra

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In February 2024, Rezdiffra Phase 3 MAESTRO-NASH trial 52-week results were published in The New England Journal of Medicine; the paper was subsequently chosen as one of the journal’s 14 notable scientific research articles of 2024.

•	In March 2024, Madrigal announced FDA approval of Rezdiffra for the treatment of adults with noncirrhotic MASH with moderate to advanced liver fibrosis (consistent with stages F2 to F3 fibrosis).

•	In April 2024, Rezdiffra became commercially available as the first and only approved therapy for MASH.

•	Expert guidelines recommend Rezdiffra as first-line therapy for MASH

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In June 2024, the European Association for the Study of the Liver (EASL) Congress updated their practice guidelines to recommend Rezdiffra as a first-line therapy for MASH, subject to regulatory approval in Europe.

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In October 2024, the American Association for the Study of Liver Diseases (AASLD), a leading organization of scientists and health care professionals committed to preventing and curing liver disease, updated their practice guidelines to recommend Rezdiffra as a first-line therapy for MASH and implemented recommendations regarding its use for clinicians.

•	Driving future growth through European expansion

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In March 2024, Madrigal announced that the marketing authorization application (MAA) for resmetirom for the treatment of MASH with liver fibrosis was validated and is under evaluation with the European Medicines Agency’s (EMA) Committee for Medicinal Products for Human Use (CHMP). The CHMP opinion and subsequent European Union (EU) decision is expected in mid-2025.

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Madrigal expects to launch Rezdiffra in Europe on a country-by-country basis commencing with Germany in the second half of 2025, pending EMA approval, which would make it the first approved therapy for patients with MASH liver fibrosis in Europe.

•	Driving future growth through indication expansion

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In October 2024, Madrigal announced completion of enrollment in the MAESTRO-NASH OUTCOMES trial, an event-driven trial evaluating Rezdiffra in patients with F4c, an advanced and underserved patient population. Positive results could position Rezdiffra to become the only treatment for F2 to F4c MASH and the only therapy with outcomes data in MASH this decade.

•	Strong presence at key liver meetings

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In June 2024, Madrigal presented 10 abstracts at the EASL congress, including noninvasive test (NIT) data that demonstrated 91% of patients achieved improvement or stabilization of liver stiffness out to three years.

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In November 2024, Madrigal had a significant presence at the AASLD Liver Meeting. Eleven Madrigal abstracts were presented at the meeting, including two oral presentations of new analyses from the Phase 3 MAESTRO-NASH trial of Rezdiffra.

Fourth-Quarter and Full-Year 2024 Financial Results

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Total revenues: The Company generated fourth-quarter and full-year 2024 net revenues of $103.3 million and $180.1 million, respectively. No product sales were recognized during the comparable prior year period.

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Operating Expenses: Fourth-quarter and full-year 2024 operating expenses were $170.3 million and $678.0 million, respectively, compared to $117.2 million and $380.5 million in the comparable prior year periods.

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Cost of sales: Fourth-quarter and full-year 2024 cost of sales were $3.4 million and $6.2 million, respectively. Cost of sales were not recognized during the comparable prior year periods given that no product sales were recorded.

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R&D Expense: Fourth-quarter and full-year 2024 R&D expense was $25.6 million and $236.7 million, respectively, compared to $70.6 million and $272.4 million in the comparable prior year periods. Research and development expenses decreased by $35.6 million in 2024 due primarily to a reduction in clinical trial accruals and the change in accounting for inventory costs following FDA approval of Rezdiffra in March 2024, partially offset by increases in headcount.

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SG&A Expense: Fourth-quarter and full-year 2024 SG&A expense was $141.2 million and $435.1 million, respectively, compared to $46.5 million and $108.1 million in the comparable prior year periods. Selling, general and administrative expenses increased by $326.9 million in 2024 due primarily to increases for commercial launch activities for Rezdiffra, including a corresponding increase in headcount, and an increase in stock compensation expense.

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Interest Income: Fourth-quarter and full-year 2024 interest income was $11.1 million and $46.7 million, respectively, compared to $9.0 million and $19.6 million in the comparable prior year periods. The increase in interest income was due primarily to higher principal balances and interest rates in 2024.

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Interest Expense: Fourth-quarter and full-year 2024 interest expense was $3.5 million and $14.7 million, respectively, compared to $4.0 million and $12.7 million in the comparable prior year periods. The increase in interest expense in 2024 was primarily the result of a higher average outstanding principal balance during the period under the Madrigal’s loan facility.

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Cash, Cash Equivalents, Restricted Cash and Marketable Securities: As of December 31, 2024, Madrigal had cash, cash equivalents, restricted cash and marketable securities of $931.3 million, compared to $634.1 million at December 31, 2023. This increase was primarily attributable to the $659.9 million of net proceeds we received from our underwritten public offering in March 2024.

Conference Call and Webcast

At 8 a.m. EST today, February 26, 2025, Madrigal will host a webcast to review its financial and operating results and provide a general business update. To access the webcast, please visit the investor relations section of the Madrigal website or click here to register. An archived webcast will be available on the Madrigal website following the event.

About MASH

Metabolic dysfunction-associated steatohepatitis (MASH), formerly known as nonalcoholic steatohepatitis (NASH), is a serious liver disease that can progress to cirrhosis, liver failure, liver cancer, need for liver transplantation, and premature mortality. MASH is expected to become the leading cause of liver transplantation in the U.S. and is already the leading cause of liver transplantation among women.

Once patients progress to MASH with moderate to advanced liver fibrosis (consistent with stages F2 to F3 fibrosis), the risk of adverse liver outcomes increases dramatically: these patients have a 10-17 times higher risk of liver-related mortality as compared to patients without fibrosis. Those who progress to cirrhosis face a 42 times higher risk of liver-related mortality, underscoring the need to treat MASH before complications of cirrhosis develop. MASH is also an independent driver of cardiovascular disease, the leading cause of mortality for patients.

An estimated 1.5 million patients have been diagnosed with MASH in the U.S., and Madrigal is focused on reaching approximately 315,000 patients with moderate to advanced fibrosis who are under the care of liver specialists. As MASH disease awareness improves and disease prevalence increases, the number of diagnosed patients with MASH with moderate to advanced fibrosis is expected to grow.

About Rezdiffra

What is Rezdiffra?

Rezdiffra is a prescribed medicine used along with diet and exercise to treat adults with nonalcoholic steatohepatitis (NASH) with moderate to advanced liver scarring (fibrosis), but not with cirrhosis of the liver.

It is not known if Rezdiffra is safe and effective in children (under 18 years old).

This indication is approved based on improvement of NASH and liver scarring (fibrosis). There are ongoing studies to confirm the clinical benefit of Rezdiffra.

Before you take Rezdiffra, tell your healthcare provider about all of your medical conditions, including if you:

•	have any liver problems other than NASH.

•	have gallbladder problems or have been told you have gallbladder problems, including gallstones.

•	are pregnant or plan to become pregnant. It is not known if Rezdiffra will harm your unborn baby.

•	are breastfeeding or plan to breastfeed. It is not known if Rezdiffra passes into your breast milk. Talk to your healthcare provider about the best way to feed your baby if you take Rezdiffra.

Tell your healthcare provider about all the medicines you take, including prescription and over-the-counter medicines, vitamins, and herbal supplements.

•	Rezdiffra and other medicines may affect each other, causing side effects. Rezdiffra may affect the way other medicines work, and other medicines may affect how Rezdiffra works.

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Especially tell your healthcare provider if you take medicines that contain gemfibrozil to help lower your triglycerides, or cyclosporine to suppress your immune system, because Rezdiffra is not recommended in patients taking these medicines.

•	Tell your healthcare provider if you are taking medicines such as clopidogrel to thin your blood or statin medicines to help lower your cholesterol.

•	Know the medicines you take. Keep a list of them to show your healthcare provider and pharmacist when you get a new medicine.

What are the possible side effects of Rezdiffra?

Rezdiffra may cause serious side effects, including:

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liver injury (hepatotoxicity). Stop taking Rezdiffra and call your healthcare provider right away if you develop the following signs or symptoms of hepatotoxicity: tiredness, nausea, vomiting, fever, rash, your skin or the white part of your eyes turns yellow (jaundice), pain or tenderness in the upper middle or upper right area of your stomach (abdomen).

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gallbladder problems. Gallbladder problems such as gallstones, inflammation of the gallbladder, or inflammation of the pancreas from gallstones can occur with NASH and may occur if you take Rezdiffra. Call your healthcare provider right away if you develop any signs or symptoms of these conditions including nausea, vomiting, fever, or pain in your stomach area (abdomen) that is severe and will not go away. The pain may be felt going from your abdomen to your back and the pain may happen with or without vomiting.

The most common side effects of Rezdiffra include: diarrhea, nausea, itching, stomach (abdominal) pain, vomiting, dizziness, constipation.

These are not all the possible side effects of Rezdiffra. For more information, ask your healthcare provider or pharmacist.

Call your doctor for medical advice about side effects. You may report side effects to FDA at 1-800-FDA-1088 or www.fda.gov/medwatch. You may also report side effects to Madrigal at 1-800-905-0324.

Please see the full Prescribing Information, including Patient Information, for Rezdiffra.

About Madrigal

Madrigal Pharmaceuticals, Inc. (Nasdaq: MDGL) is a biopharmaceutical company focused on delivering novel therapeutics for metabolic dysfunction-associated steatohepatitis (MASH), a liver disease with high unmet medical need. Madrigal’s medication, Rezdiffra (resmetirom), is a once-daily, oral, liver-directed THR-b agonist designed to target key underlying causes of MASH. Rezdiffra is the first and only medication approved by the FDA for the treatment of MASH with moderate to advanced fibrosis (consistent with stages F2 to F3). An ongoing Phase 3 outcomes trial is evaluating Rezdiffra for the treatment of compensated MASH cirrhosis (consistent with stage F4c). For more information, visit www.madrigalpharma.com.

Forward Looking Statements

This press release includes “forward-looking statements” made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, as amended, including statements related to the launch of Rezdiffra and its expected use for treating MASH with moderate to advanced fibrosis, Madrigal’s aspirations to be the leading company in the MASH sector and Rezdiffra’s role as a foundational therapy, the timing and potential impact of results from the MAESTRO-NASH OUTCOMES trial, the timing for a regulatory decision by the European Commission and the planned launch of Rezdiffra in Europe. Forward-looking statements are subject to a number of risks and uncertainties including, but not limited to: the assumptions underlying the forward-looking statements; risks of obtaining and maintaining regulatory approvals, including, but not limited to, potential regulatory delays or rejections; the challenges with the commercial launch of a new product, particularly for a company that does not have commercial experience; our history of operating losses and the possibility that we may never achieve or maintain profitability; risks associated with meeting the objectives of Madrigal’s clinical trials, including, but not limited to Madrigal’s ability to achieve enrollment objectives concerning patient numbers (including an adequate safety database), outcomes objectives and/or timing objectives for Madrigal’s trials; any delays or failures in enrollment, and the occurrence of adverse safety events; risks related to the effects of Rezdiffra’s (resmetirom’s) mechanism of action; enrollment and trial conclusion uncertainties; market demand for and acceptance of Rezdiffra; the potential inability to raise sufficient capital to fund ongoing operations as currently planned or to obtain financing on acceptable terms; our ability to service indebtedness and otherwise comply with debt covenants; outcomes or trends from competitive trials; future topline data timing or results; our ability to prevent and/or mitigate cyber-attacks; the timing and outcomes of clinical trials of Rezdiffra (resmetirom); the uncertainties inherent in clinical testing; uncertainties concerning analyses or assessments outside of a controlled clinical trial; and changes in laws and regulations applicable to our business and our ability to comply with such laws and regulations. Undue reliance should not be placed on forward looking statements, which speak only as of the date they are made. Madrigal undertakes no obligation to update any forward-looking statements to reflect new information, events, or circumstances after the date they are made, or to reflect the occurrence of unanticipated events. Please refer to Madrigal’s submissions filed with the U.S. Securities and Exchange Commission(“SEC”), for more detailed information regarding these risks and uncertainties and other factors that may cause actual results to differ materially from those expressed or implied. Madrigal specifically discusses these risks and uncertainties in greater detail in the sections appearing in Part I, Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on February 28, 2024, and Part II, Item 1A of its Quarterly Report on Form 10-Q for the quarter ended September 30, 2024, filed with the SEC on October 31, 2024, and as updated from time to time by Madrigal’s other filings with the SEC.

Madrigal Pharmaceuticals, Rezdiffra™ and associated logos are trademarks of Madrigal Pharmaceuticals, Inc.

Investor Contact

Tina Ventura, IR@madrigalpharma.com

Media Contact

Christopher Frates, media@madrigalpharma.com

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Madrigal Pharmaceuticals, Inc.

Condensed Consolidated Statement of Operations

(in thousands, except share and per share amounts)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2024	2023	2024	2023
Revenues:
Product revenue, net	$103,320	$—	$180,133	$—
Operating expenses:
Cost of sales	3,445	—	6,233	—
Research and development	25,648	70,640	236,718	272,350
Selling, general and administrative	141,224	46,536	435,057	108,146

Total operating expenses	170,317	117,176	678,008	380,496

Loss from operations	(66,997)	(117,176)	(497,875)	(380,496)
Interest income	11,079	8,953	46,654	19,578
Interest expense	(3,498)	(3,971)	(14,671)	(12,712)

Net loss	$(59,416)	$(112,194)	$(465,892)	$(373,630)
Basic and diluted net loss per common share	$(2.71)	$(5.68)	$(21.90)	$(19.99)
Basic and diluted weighted average number of common shares outstanding	21,929,425	19,760,842	21,272,962	18,687,774

Condensed Consolidated Balance Sheets

(in thousands)

	December 31,
	2024	2023
Cash, cash equivalents, restricted cash and marketable securities	$931,251	$634,131
Trade receivables, net	53,822	—
Other current assets	47,854	3,150
Other non-current assets	9,320	3,266

Total assets	$1,042,247	$640,547
Liabilities and Equity
Current liabilities	$169,277	$118,548
Long-term liabilities	118,587	116,666
Stockholders’ equity	754,383	405,333

Total liabilities and stockholders’ equity	$1,042,247	$640,547